___________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2016

SMOOFI, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	333-193220	46-3876675
(State of Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

1031 Calle Recodo, Suite B San Clemente, CA		92763
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 973-0684

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 27, 2016, SmooFi, Inc. (the “Company”) announced the resignation of its Chief Executive Officer Sean Cameron Clarke. Mr. Clarke will remain on as the Company’s Chief Financial Officer. Additionally, the Company has also appointed Fred Luke as President of the Company. A summary of Messrs.’ Clarke and Luke’s background and experience is as follows:

Sean Cameron Clarke, age 39, Chief Financial Officer. Mr. Clarke has served as Chief Executive Officer, President, and Chief Financial Officer of the Company since its inception on October 11, 2013. Mr. Clarke has served as the sole officer of EPunk, Inc. from June 2013 through the present time, where he provides financial and management services for small to medium-sized companies. These include part time CEO services to these companies, which includes operational advice, accounting, supply chain management, preparation of security filings, and advice regarding compliance, and corporate governance.

From 2010 through June 2013, Mr. Clarke worked privately as an accountant for Global Properties Corp. where he refined existing accounting systems, instituted internal controls and worked in direct support of the Director, board members and primary shareholders. In 2010, he served as an interim controller for Omega Accounting Solutions, a South Orange County California accounting firm where he administered financial reporting, budgeting and payroll services for small businesses. He implemented and revised accounting systems, and accounting software solutions across functional departments. During which time, he orchestrated two cost containment strategies resulting in the turnaround of two key clients. He also established AIA government compliant billing and payroll processes.

In 2009, as a contractor, Mr. Clarke functioned as the sole On-Site IT Administration and Payable Accountant for a $275 million organization that conducted nondestructive testing for major utilities. He coordinated with the Network Administrator to manage a $1.5 million network of servers and operational technology.

Mr. Clarke started his career in sales at Yellow Book USA where he served from 2000 to 2006. As an Assistant Sales Manager, he oversaw a twenty-person sales team responsible for $15 million in annual sales. He facilitated management and recruitment, training, forecasting, and internal reporting responsibilities. He administered a budget, and coordinated with major vendors to contain costs, implement new technology, and ensure product quality. He served in the retention of key accounts, and represented the division at local and superior court levels.

Mr. Clarke earned a Bachelor of Science in Business Administration with an emphasis in Finance from Chapman University in May 2002 and a Master of Business Administration from the University San Diego in May 2008.

Fred Luke, Age 68, President. In addition to his role as the Company’s President, Mr. Luke is currently President, Secretary and a member of the Board of Directors of Green Automotive Company, serving in these various capacities since January 11, 2011. Mr. Luke has over 40 years of experience in providing operational and financial consulting services. He has assisted companies with entity formation and business planning, multi-national mergers and acquisitions, reverse mergers, corporate finance, debt restructuring, and arranging conventional debt and equity financing. Since 1970, Mr. Luke has provided consulting and management services and has served as a director, chairman, chief accounting officer, president and chief executive officer of over 100 public and privately-held companies. He has worked in Asia, Europe, Canada, and North Africa. Mr. Luke’s clients have been active in various business segments, domestic banking, the creation of domestic and foreign tax shelters, telecommunications, commercial airlines, real estate, domestic film financing, clothing and food manufacturing, casino gaming and hotel operations, oil and gas exploration, oil and gas transportation and refining, alternative energy, equipment leasing, network marketing, and international finance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SmooFi, Inc.

Date: September 15, 2016
By: /s/ Fred Luke
Fred Luke, President